NEWS RELEASE

MATERION CORPORATION REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS AND RAISES FULL-YEAR 2018 GUIDANCE

MAYFIELD HEIGHTS, Ohio - July 26, 2018 - Materion Corporation (NYSE:MTRN) today reported second quarter 2018 financial results.

•	Net sales for the second quarter 2018 were $309.1 million, compared to $295.8 million for the second quarter 2017.

•	Second quarter 2018 value-added sales were a record $189.9 million, up 8% from prior-year value-added sales of $176.1 million.

•	Second quarter 2018 net income was $0.54 per share, diluted, compared to $0.36 per share in the prior year.

•	Adjusted earnings of $0.54 per share were up 29% for second quarter 2018 compared to $0.42 per share, diluted, in the second quarter 2017.

•	The Company is raising its full-year adjusted earnings guidance range to $2.00 to $2.15 per share, diluted.

SECOND QUARTER 2018 RESULTS

Net sales for the second quarter 2018 were $309.1 million, compared to $295.8 million for the prior year. Value-added sales of $189.9 million were a record for any quarter, up 8% compared to $176.1 million for the prior year. Focus on commercial execution and new product sales, as well as strong end market demand, led to the year-over-year improvement. New product sales were $30.7 million in the quarter, representing 16% of value-added sales.

Operating profit for the second quarter totaled $15.2 million compared to $10.1 million in the prior year. Adjusted operating profit improved 26% compared to $12.1 million in 2017 due to performance improvements and leveraging sales growth.

Second quarter 2018 net income was $11.1 million compared to $7.3 million in the prior year. On a per share basis, second quarter 2018 net income of $0.54 per share, diluted, improved 29% versus adjusted earnings of $0.42 in the second quarter 2017.

“This quarter represents a sales and profit milestone for us and is the sixth consecutive quarter of both value-added sales and earnings growth. We remain focused on executing our multi-pillar strategy in the second half of 2018 and beyond to consistently deliver profitable growth,” stated Jugal Vijayvargiya, President and Chief Executive Officer. “Based on our solid first half performance and disciplined execution of our strategy, we are raising the full-year adjusted earnings guidance to $2.00 to $2.15 per share.”

For the first six months of 2018, net sales were $612.6 million, compared to net sales of $536.5 million for the same period last year. Value-added sales for the first six months of 2018 were $371.2 million, an increase of 14%, versus $325.1 million for the first six months of 2017. Excluding the Heraeus high-performance target materials business (HTB), value-added sales have grown 10% in 2018 compared to 2017, attributable to new product sales, commercial execution, and improved end market demand.

Year-to-date net income was $21.7 million or $1.05 per share, diluted, as compared to $10.4 million, or $0.51 per share, in the comparable prior-year period. Excluding special items in both periods, earnings for the first half of 2018 were $21.7 million, or $1.05 per share, as compared to

$14.5 million, or $0.71 per share, for the same period in the prior year. Performance improvements across the company combined with sales growth are contributing to the nearly 50% earnings growth.

BUSINESS SEGMENT SECOND QUARTER 2018 RESULTS

Performance Alloys and Composites

Net sales for Performance Alloys and Composites were $129.7 million for second quarter 2018 compared to $108.5 million in the second quarter of 2017. Value-added sales were a record $110.1 million versus $92.7 million in the prior year. This significant 19% sales increase was primarily driven by new product sales, improved product mix, and strengthening end market demand.

Operating profit for the second quarter of 2018 was $12.3 million, or 11% of value-added sales, compared to $5.5 million in the second quarter of 2017. Operating profit nearly doubled compared to the prior-year adjusted operating profit of $6.2 million leveraging sales growth and performance improvements.

Advanced Materials

Advanced Materials’ net sales for the second quarter of 2018 were $150.4 million, versus $157.1 million in the prior year. Value-added sales were $57.3 million, versus $62.0 million in the prior-year quarter, due primarily to lower demand in the consumer electronics display market and facility relocation in Germany as part of the previously announced HTB acquisition.

Operating profit was $5.6 million, compared to adjusted operating profit of $9.0 million in the prior year with softening demand in the display market, unfavorable product mix, and planned relocation and integration expenses.

Precision Coatings

Precision Coatings’ net sales for the second quarter of 2018 were $29.0 million versus prior-year sales of $30.2 million. Value-added sales of $23.4 million were up 4% compared to $22.6 million for the same period of 2017. Operating profit was $2.2 million versus $2.3 million in the prior year.

OUTLOOK

The Company delivered favorable second quarter 2018 financial results for both top and bottom line, led by performance improvements, increased new product sales, and favorable end market demand. Based on these factors and current order entry levels, we are raising full-year 2018 adjusted earnings guidance from $1.95 to $2.10 per share, diluted, to $2.00 to $2.15 per share. The midpoint of the revised guidance represents an approximate 21% increase from the prior year.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other special items that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, July 26, 2018. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until August 9, 2018 by dialing (877) 481-4010 or (919) 882-2331; please reference replay ID number 23767. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

•	Actual net sales, operating rates, and margins for 2018;

•	The global economy, including the impact of tariffs as well as other governmental actions;

•	The impact of any U.S. Federal Government shutdowns and sequestrations;

•
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace, and science;

•	Changes in product mix and the financial condition of customers;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in identifying acquisition candidates and in acquiring and integrating such businesses, including our ability to effectively integrate the HTB acquisition;

•	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

•
Other financial and economic factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, interest rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, credit availability, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities, and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2017.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                        Media Contact:
Stephen F. Shamrock                    John G. McCloskey
(216) 383-4010                        (216) 383-6835 stephen.shamrock@materion.com            john.mccloskey@materion.com https://materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		Six Months Ended
(In thousands except per share amounts)	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Net sales	$309,085	$295,842	$612,552	$536,511
Cost of sales	247,247	241,064	492,434	438,577
Gross margin	61,838	54,778	120,118	97,934
Selling, general, and administrative expense	38,473	37,928	76,935	71,449
Research and development expense	3,860	3,544	7,503	6,674
Other — net	4,313	3,204	7,237	6,022
Operating profit	15,192	10,102	28,443	13,789
Interest expense — net	667	695	1,397	1,188
Other non-operating expense—net	437	368	879	635
Income before income taxes	14,088	9,039	26,167	11,966
Income tax expense	2,944	1,726	4,459	1,603
Net income	$11,144	$7,313	$21,708	$10,363
Basic earnings per share:
Net income per share of common stock	$0.55	$0.37	$1.08	$0.52
Diluted earnings per share:
Net income per share of common stock	$0.54	$0.36	$1.05	$0.51
Cash dividends per share	$0.105	$0.100	$0.205	$0.195
Weighted-average number of shares of common stock outstanding:
Basic	20,221	20,012	20,178	19,991
Diluted	20,593	20,347	20,583	20,348

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	June 29, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$42,895	$41,844
Accounts receivable	135,699	124,014
Inventories	209,204	220,352
Prepaid and other current assets	19,617	24,733
Total current assets	407,415	410,943
Long-term deferred income taxes	16,588	17,047
Property, plant, and equipment	894,306	891,789
Less allowances for depreciation, depletion, and amortization	(637,730)	(636,211)
Property, plant, and equipment—net	256,576	255,578
Intangible assets—net	7,899	9,847
Other assets	6,991	6,992
Goodwill	90,697	90,677
Total Assets	$786,166	$791,084
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$798	$777
Accounts payable	46,240	49,059
Salaries and wages	32,299	42,694
Other liabilities and accrued items	27,182	28,044
Income taxes	2,994	1,084
Unearned revenue	7,576	5,451
Total current liabilities	117,089	127,109
Other long-term liabilities	14,203	14,895
Capital lease obligations	15,896	16,072
Retirement and post-employment benefits	80,944	93,225
Unearned income	34,734	36,905
Long-term income taxes	4,896	4,857
Long-term deferred income taxes	210	213
Long-term debt	2,453	2,827
Shareholders’ equity	515,741	494,981
Total Liabilities and Shareholders’ Equity	$786,166	$791,084

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Thousands)	June 29, 2018	June 30, 2017
Cash flows from operating activities:
Net income	$21,708	$10,363
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation, depletion, and amortization	18,349	20,725
Amortization of deferred financing costs in interest expense	514	440
Non-cash compensation expense	5,412	5,816
Deferred income tax expense	429	658
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(12,060)	(30,882)
Decrease (increase) in inventories	10,428	(6,498)
Decrease (increase) in prepaid and other current assets	4,928	(9,267)
Increase (decrease) in accounts payable and accrued expenses	(14,189)	15,519
Increase (decrease) in unearned revenue	2,132	1,685
Increase (decrease) in interest and taxes payable	2,084	(1,115)
Domestic pension plan contributions	(13,000)	(4,000)
Other-net	2,569	(3,141)
Net cash provided by operating activities	29,304	303
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(17,153)	(11,252)
Payments for mine development	(3,425)	(509)
Payments for acquisition	—	(16,504)
Proceeds from sale of property, plant, and equipment	27	27
Net cash used in investing activities	(20,551)	(28,238)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	—	2,387
Proceeds from issuance of long-term debt	—	45,000
Repayment of long-term debt	(383)	(25,362)
Principal payments under capital lease obligations	(425)	(383)
Cash dividends paid	(4,137)	(3,899)
Deferred financing costs	—	(300)
Repurchase of common stock	—	(1,086)
Payments of withholding taxes for stock-based compensation awards	(2,765)	(2,302)
Net cash (used in) provided by financing activities	(7,710)	14,055
Effects of exchange rate changes	8	913
Net change in cash and cash equivalents	1,051	(12,967)
Cash and cash equivalents at beginning of period	41,844	31,464
Cash and cash equivalents at end of period	$42,895	$18,497

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Second Quarter Ended				Six Months Ended
(Millions)	June 29, 2018		June 30, 2017		June 29, 2018		June 30, 2017
Net Sales
Performance Alloys and Composites	$129.7		$108.5		$248.0		$201.1
Advanced Materials	150.4		157.1		303.9		271.8
Precision Coatings	29.0		30.2		60.7		63.6
Other	—		—		—		—
Total	$309.1		$295.8		$612.6		$536.5

Less: Pass-through Metal Cost
Performance Alloys and Composites	$19.6		$15.8		$37.6		$29.2
Advanced Materials	93.1		95.1		188.3		162.5
Precision Coatings	5.6		7.6		13.7		17.7
Other	0.9		1.2		1.8		2.0
Total	$119.2		$119.7		$241.4		$211.4

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$110.1		$92.7		$210.4		$171.9
Advanced Materials	57.3		62.0		115.6		109.3
Precision Coatings	23.4		22.6		47.0		45.9
Other	(0.9)		(1.2)		(1.8)		(2.0)
Total	$189.9		$176.1		$371.2		$325.1

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$31.1	28%	$22.8	25%	$58.9	28%	$39.1	23%
Advanced Materials	21.3	37%	23.3	38%	42.1	36%	41.7	38%
Precision Coatings	9.1	39%	8.9	39%	19.1	41%	17.2	37%
Other	0.3	—	(0.2)	—	—	—	(0.1)	—
Total	$61.8	33%	$54.8	31%	$120.1	32%	$97.9	30%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$12.3	11%	$5.5	6%	$22.2	11%	$5.7	3%
Advanced Materials	5.6	10%	8.7	14%	11.5	10%	15.1	14%
Precision Coatings	2.2	9%	2.3	10%	5.6	12%	4.5	10%
Other	(4.9)	—	(6.4)	—	(10.8)	—	(11.5)	—
Total	$15.2	8%	$10.1	6%	$28.5	8%	$13.8	4%

	Second Quarter Ended				Six Months Ended
(Millions)	June 29, 2018		June 30, 2017		June 29, 2018		June 30, 2017
Special Items
Performance Alloys and Composites	$—		$0.7		$—		$1.2
Advanced Materials	—		0.3		—		1.3
Precision Coatings	—		—		—		—
Other	—		1.0		0.7		3.8
Total	$—		$2.0		$0.7		$6.3

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$12.3	11%	$6.2	7%	$22.2	11%	$6.9	4%
Advanced Materials	5.6	10%	9.0	15%	11.5	10%	16.4	15%
Precision Coatings	2.2	9%	2.3	10%	5.6	12%	4.5	10%
Other	(4.9)	—	(5.4)	—	(10.1)	—	(7.7)	—
Total	$15.2	8%	$12.1	7%	$29.2	8%	$20.1	6%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Second Quarter Ended		Six Months Ended
(Millions except per share amounts)	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
GAAP as Reported
Net Sales	$309.1	$295.8	$612.6	$536.5
Operating profit	15.2	10.1	28.5	13.8
Net income	11.1	7.3	21.7	10.4
EPS - Diluted	$0.54	$0.36	$1.05	$0.51

Operating Profit Special Items
Cost reductions	$—	$0.7	$—	$1.4
Legacy legal & environmental costs	—	—	0.7	0.2
CEO transition	—	0.9	—	2.6
Acquisition costs	—	0.4	—	2.1
Total operating profit special items	$—	$2.0	$0.7	$6.3
Operating Profit Special Items - net of tax	$—	$1.3	$0.6	$4.1
Tax Special Item	$—	$—	$(0.6)	$—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$189.9	$176.1	$371.2	$325.1
Operating profit	15.2	12.1	29.2	20.1
Operating profit % of VA	8.0%	6.9%	7.9%	6.2%
Net income	11.1	8.6	21.7	14.5
EPS - Diluted	$0.54	$0.42	$1.05	$0.71

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy legal and environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Second Quarter Ended			Six Months Ended
(Millions)	June 29, 2018	June 30, 2017	% Change	June 29, 2018	June 30, 2017	% Change
Materion Corporation
Consumer Electronics	$57.3	$54.2	5.7%	$110.9	$100.3	10.6%
Industrial Components	28.9	28.1	2.8%	61.0	51.7	18.0%
Defense	21.4	12.0	78.3%	33.7	23.9	41.0%
Energy	16.3	13.1	24.4%	33.7	22.0	53.2%
Automotive Electronics	14.7	13.3	10.5%	29.5	25.8	14.3%
Medical	13.4	15.0	(10.7)%	28.9	31.1	(7.1)%
Telecom Infrastructure	11.0	8.7	26.4%	19.7	15.4	27.9%
Other	26.9	31.7	(15.1)%	53.8	54.9	(2.0)%
Total	$189.9	$176.1	7.8%	$371.2	$325.1	14.2%
Performance Alloy and Composites
Consumer Electronics	$21.1	$18.2	15.9%	$41.1	$34.7	18.4%
Industrial Components	22.9	21.0	9.0%	48.7	38.6	26.2%
Defense	14.9	6.6	125.8%	21.5	14.0	53.6%
Energy	8.6	4.6	87.0%	15.0	9.6	56.3%
Automotive Electronics	14.3	13.0	10.0%	28.9	25.1	15.1%
Medical	1.8	1.8	—%	3.4	3.8	(10.5)%
Telecom Infrastructure	9.5	6.6	43.9%	16.6	11.7	41.9%
Other	17.0	20.9	(18.7)%	35.2	34.4	2.3%
Total	$110.1	$92.7	18.8%	$210.4	$171.9	22.4%
Advanced Materials
Consumer Electronics	$31.2	$32.0	(2.5)%	$60.5	$58.1	4.1%
Industrial Components	3.1	3.7	(16.2)%	6.9	6.8	1.5%
Defense	1.6	1.7	(5.9)%	3.0	2.9	3.4%
Energy	7.7	8.5	(9.4)%	18.7	12.4	50.8%
Automotive Electronics	—	—	—%	—	—	—%
Medical	2.7	3.2	(15.6)%	5.6	5.6	—%
Telecom Infrastructure	1.5	2.2	(31.8)%	3.0	3.8	(21.1)%
Other	9.5	10.7	(11.2)%	17.9	19.7	(9.1)%
Total	$57.3	$62.0	(7.6)%	$115.6	$109.3	5.8%
Precision Coatings
Consumer Electronics	$5.0	$4.0	25.0%	$9.3	$7.5	24.0%
Industrial Components	2.9	3.5	(17.1)%	5.4	6.4	(15.6)%
Defense	4.9	3.8	28.9%	9.2	7.1	29.6%
Energy	—	—	—%	—	—	—%
Automotive Electronics	0.5	0.3	66.7%	0.7	0.7	—%
Medical	9.0	10.0	(10.0)%	20.0	21.7	(7.8)%
Telecom Infrastructure	—	—	—%	0.1	—	—%
Other	1.1	1.0	10.0%	2.3	2.5	(8.0)%
Total	$23.4	$22.6	3.5%	$47.0	$45.9	2.4%

Eliminations	$(0.9)	$(1.2)		$(1.8)	$(2.0)
Prior year numbers have been restated to conform to the current year presentation.